Exhibit 5.1

December 10, 2021

Interlink Electronics, Inc.

1 Jenner, Suite 200
Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to Interlink Electronics, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by certain selling stockholders of an aggregate of 400,000 shares (the “Common Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), issuable upon the conversion of an aggregate of 200,000 shares (the “Series A Shares”) of 8% Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Series A Preferred Stock”). The Common Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined (i) the Registration Statement and (ii) the Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Preferred Stock of Interlink Electronics, Inc. filed by the Company with the Secretary of State of the State of Nevada, as amended (the “Certificate of Designations”). In addition, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the Nevada Revised Statutes.

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1316 3rd Street Promenade, Suite 107 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292

Interlink Electronics, Inc. December 10, 2021 Page 2

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) the Series A Shares have been duly authorized and are validly issued, fully paid and non-assessable and (b) the Common Shares issuable upon conversion of the Series A Shares have been duly authorized and, upon conversion of the Series A Shares into Common Shares in conformity with and pursuant to terms and conditions of the Certificate of Designations, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Stubbs Alderton & Markiles, LLP

Stubbs Alderton & Markiles, LLP